FORM 51-102F3

MATERIAL CHANGE REPORT

1.

Name and Address of Company:

Canada Southern Petroleum Ltd. (the “Company”)

Suite 250, 706 – 7th Avenue S.W.

Calgary, Alberta

T2P 0Z1

2.

Date of Material Change:

October 18, 2006

3.

Press Release:

Press Release issued on October 18, 2006, through CNN Mathews.

4.

Summary of Material Change:

The Company has received an updated reserve report from GLJ Petroleum Consultants, its independent reserve engineers, providing that the proved and probable reserves of the Company in Western Canada as of September 30, 2006 was approximately 1,479 thousand barrels of oil equivalent (based on a six to one conversion factor and net of royalties), a decrease of 19.8 % for the reserves for the Company calculated on a similar basis as at January 1, 2006.

Based on GLJ's forecast prices for the period commencing October 1, 2006, the present value of the future net revenue of the Company's proved and probable Western Canadian reserves (net of royalties), discounted at 10% before tax, was approximately Cdn $30.5 million, a decrease of 39.0 % from the net present value calculated on a similar basis, as at January 1, 2006 and based on GLJ's forecast prices as of January 1, 2006.

5.

Full Description of Material Change:

Please attached Schedule "A".

6.

Reliance on Subsection 7.1(2) or (3) of National Instrument 51-102.

N/A

7.

Omitted Information:

No information has been omitted.

8.

Executive Officer:

John W.A. McDonald, President and Chief Executive Officer of Canada Southern Petroleum Ltd., may be reached at (403) 269-7741.

9.

Date of Report:

October 18, 2006

SCHEDULE "A" TO MATERIAL

CHANGE REPORT OF CANADA SOUTHERN

PETROLEUM LTD. DATED OCTOBER 18, 2006

CANADA SOUTHERN PETROLEUM LTD.

PRESS RELEASE

October 18, 2006 - Calgary, Alberta - Canada Southern Petroleum Ltd. (the “Company”) announces that it has received an updated reserve report with an effective date of September 30, 2006 from GLJ Petroleum Consultants, its independent petroleum reserve engineers.  The reserves, and associated present value estimated before income tax future net revenue, relating to the Company's Western Canadian conventional oil and gas properties were updated as part of a pending sale process for these conventional oil and gas properties.  The report does not assess any reserves, resources or contingent resources associated with the Company's Arctic interests.

The new reserve report provides that the proved and probable reserves of the Company in Western Canada as of September 30, 2006 were approximately 1,479  thousand  barrels of oil equivalent (BOEs) (based on a six to one conversion factor and net of royalties), a decrease of 19.8 % from January 1, 2006, reflecting production of 252 thousand BOEs and a decrease of 114 thousand BOEs due to technical revisions.

Based on GLJ's forecast prices for the period commencing October 1, 2006, the net present value estimated before income tax future net revenue of the Company's proved and probable Western Canadian reserves (net of royalties), discounted at 10%, was approximately Cdn $30.5 million, a decrease of 39.0% from January 1, 2006 mainly reflecting changes due to lower forecast prices, production and technical revisions.

The Company is filing on SEDAR a Form F1 pursuant to National Instrument 51-101 and on EDGAR under a Form 6K with the U.S. Securities Exchange Commission with respect to the October 1, 2006 GLJ reserve report.

Canada Southern Petroleum Ltd. is an independent energy company based in Calgary, Alberta, Canada. The Corporation is engaged in oil and gas exploration and development, with its primary interests in producing properties in the Yukon Territory and British Columbia, Canada. The Corporation also owns varying interests in seven Significant Discovery Licenses located in the Arctic Islands in Northern Canada.  The Corporation’s common shares are traded on the NASDAQ Capital Market under the symbol “CSPLF”, and on the Toronto Stock Exchange under the symbol “CSW”. The Corporation has 15,052,770 shares outstanding, 78% of which are held by Canadian Oil Sands Limited.

Any statements in this release that are not historical in nature are intended to be, and are hereby identified as "forward-looking statements" for purposes of the "Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Among these risks and uncertainties are uncertainties as to the costs, pricing and production levels from the properties in which the Company has interests, the extent of the recoverable reserves at those properties, and the significant costs associated with the exploration and development of the properties in which the Company has interests, particularly the Kotaneelee field. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information contact: John McDonald, President at (403) 269-7741.